Filed Pursuant to Rule 433 Dated June 3, 2026 Registration No. 333-282565
The Bank of Nova Scotia Senior Note Program, Series A Equity Linked Securities

Market Linked Securities – Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the common stock of Rocket Companies, Inc. due June 15, 2029

Term Sheet to the Preliminary Pricing Supplement dated June 3, 2026

Summary of Terms

Issuer:	The Bank of Nova Scotia (the “Bank”)
Market Measure:	The common stock of Rocket Companies, Inc. (the “Underlying Stock”) (Bloomberg Ticker: RKT)
Pricing Date*:	June 10, 2026
Issue Date*:	June 15, 2026
Face Amount (Original Offering Price):	$1,000 per security
Coupon Payment:

On each coupon payment date, unless previously automatically called, you will receive a fixed coupon payment at a per annum rate equal to the coupon rate. Each “coupon payment,” will be calculated per security as follows: ($1,000 × coupon rate) / 12. Any coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

Coupon Payment Dates:	Monthly, on the 15th day of each calendar month, commencing in July 2026 and ending on the stated maturity date, each subject to postponement.
Coupon Rate:	At least 12.25% per annum, to be determined on the pricing date
Automatic Call:

If the stock closing price of the Underlying Stock on any call date is greater than or equal to the starting price, the securities will be automatically called and, on the related call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final coupon payment. The securities will not be subject to automatic call until the first call date, which is approximately three months after the issue date.

Call Dates*:	Monthly, on the third business day prior to each coupon payment date scheduled to occur from September 2026 to May 2029, each subject to postponement.
Call Settlement Date:	Three business days after the applicable call date, subject to postponement.
Maturity Payment Amount (per Security):

If the securities are not automatically called prior to the stated maturity date:

●if the ending price is greater than or equal to the downside threshold price, a cash payment equal to:

$1,000; or

●if the ending price is less than the downside threshold price, a number of shares of the Underlying Stock equal to:

the share delivery amount

Final Calculation Day*:	June 12, 2029
Stated Maturity Date*:	June 15, 2029
Starting Price:	The stock closing price of the Underlying Stock on the pricing date
Ending Price:	The stock closing price of the Underlying Stock on the final calculation day
Downside Threshold Price:	60.00% of the starting price
Share Delivery Amount:

A number of shares of the Underlying Stock equal to the product of (i) the face amount divided by the starting price and (ii) the adjustment factor, rounded to four decimal places. The adjustment factor is initially set equal to 1.0 on the pricing date, subject to adjustment

Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Denominations:	$1,000 and any integral multiple of $1,000
Agents**:

Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (“WFS”).

WFS will receive a discount of up to 2.325%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.75%, and WFA may receive a distribution expense fee of 0.075%.

CUSIP / ISIN:	06419TDM7 / US06419TDM71
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement.

* Subject to change.

** In respect of certain securities, we may pay a fee of up to $3.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile

Security Return at Maturity
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
-60%
-70%
-80%
-90%
-100%
-100%
-90%
-80%
-70%
-60%
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
40% contingent downside protection
Percentage Change in the Closing Price of the Underlying Stock from the Starting Price to the Ending Price
Hypothetical return of the Underlying Stock
Hypothetical Security Return

If the securities are not automatically called prior to stated maturity and the ending price is less than the downside threshold price, the value of the share delivery amount that you will receive at maturity is expected to be worth less than the face amount of your securities and may be worthless. Additionally, the market value of the shares that you receive may be significantly lower than their market value at the final calculation day because of any decrease in the market value of the Underlying Stock during the period between the final calculation day and the stated maturity date.

Any return on the securities will be limited to the sum of your coupon payments received. You will not participate in any appreciation of the Underlying Stock, but , if the securities are not automatically called, you will have full downside exposure to the Underlying Stock if the ending price as of the final calculation day is less than the downside threshold price.

If the securities priced today, the estimated value of the securities would be between $929.83 (92.983%) and $959.83 (95.983%) per security. See “The Bank’s Estimated Value of the Securities” in the preliminary pricing supplement.

Preliminary pricing supplement:

http://www.sec.gov/Archives/edgar/data/9631/000183988226027739/bns_424b2-18124.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus.

This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, product supplement, prospectus supplement, and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

●If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

●You May Be Fully Exposed To The Decline In The Underlying Stock On The Final Calculation Day From The Starting Price, But Will Not Participate In Any Positive Performance Of The Underlying Stock.

●Higher Coupon Rates Are Associated With Greater Risk.

●You Will Be Subject To Reinvestment Risk.

Risks Relating To An Investment In the Bank’s Debt Securities, Including The Securities

●Your Investment Is Subject To The Credit Risk Of The Bank.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

●The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Offering Price Is Likely To Adversely Affect Secondary Market Prices.

●The Bank’s Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

●The Bank's Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others' Estimates.

●The Bank's Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

●If The Price Of The Underlying Stock Changes, The Market Value Of Your Securities May Not Change In The Same Manner.

●The Price At Which The Securities May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

●The Securities Lack Liquidity.

Risks Relating To The Underlying Stock

●The Securities Will Be Subject To Single Stock Risk.

●Investing In The Securities Is Not The Same As Investing In The Underlying Stock.

●Historical Prices Of The Underlying Stock Should Not Be Taken As An Indication Of The Future Performance Of The Underlying Stock During The Term Of The Securities.

●The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.

●We, The Agents And Our Respective Affiliates Cannot Control Actions By The Underlying Stock Issuer.

●None Of Us, The Agents Or Our Or Their Respective Affiliates Have Any Affiliation With Any Underlying Stock Issuer Or Have Independently Verified Their Public Disclosure Of Information.

●You Have Limited Anti-dilution Protection.

Risks Relating To Hedging Activities And Conflicts Of Interest

●A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Any Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.

●Hedging Activities By The Bank And/Or The Agents May Negatively Impact Investors In The Securities And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Securities.

●Market Activities By The Bank Or The Agents For Their Own Respective Accounts Or For Their Respective Clients Could Negatively Impact Investors In The Securities.

●The Bank, The Agents And Their Respective Affiliates Regularly Provide Services To, Or Otherwise Have Business Relationships With, A Broad Client Base, Which Has Included And May Include Issuers Of The Underlying Stock, The Sponsor Or Investment Advisor For A Fund And/Or The Issuers Of Securities Included In An Index Or Held By A Fund.

●Other Investors In The Securities May Not Have The Same Interests As You.

●There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

●A Coupon Payment Date, A Call Settlement Date And The Stated Maturity Date May Be Postponed If The Corresponding Call Date Or Final Calculation Day, As Applicable, Is Postponed.

Risks Relating To Canadian And U.S. Federal Income Taxation

●The Tax Consequences Of An Investment In The Securities Are Unclear. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in the preliminary pricing supplement.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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